EXHIBIT 5.1

August 6, 2012

Joy Global Inc.
100 East Wisconsin Avenue, Suite 2780
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This opinion is being furnished in connection with the registration by Joy Global Inc. (the “Company”) under the Securities Act of 1933, as amended (the “Act”), of 1,000,000 shares of the Company’s common stock, par value $1 per share (the “Shares”), issuable under the Joy Global Inc. International Employee Stock Purchase Plan (the “Plan”) pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (such registration statement is herein referred to as the “Registration Statement”).

I have reviewed such corporate records, certificates, and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.  I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources I believe to be responsible.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I am a member of the bar of the States of Michigan and Illinois.  I do not express any opinion herein on any laws other than the Delaware General Corporation Law, and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the heading Interests of Named Experts and Counsel in the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/Sean D. Major, Esq.
Sean D. Major, Esq.
Executive Vice President,
General Counsel and Secretary